Exhibit 99.1

NOVA DIRECTOR COMPENSATION PROGRAM

Employee directors will not receive any compensation for service on the Board or any committee.

Non-employee directors will receive a retainer fee of $30,000 per year, paid in quarterly installments. Each non-employee director will have the option of electing to receive his or her retainer fee in shares of restricted stock issued under the Company’s 2006 Equity Incentive Plan, with such shares vesting in equal installments each quarter over a three (3) year period.

Restricted stock awards under the Equity Incentive Plan:

Initially, each non-employee director will be awarded 10,000 shares of restricted stock with annual vesting in equal installments over a three (3) year period. In addition, each non-employee director will receive an annual award of restricted stock with a fair market value of $30,000 with annual vesting in equal installments over a three (3) year period.

Committee chairs will receive an annual supplemental retainer fee of $10,000 paid quarterly with an option of electing to receive such retainer fee in shares of restricted stock issued under the Company’s 2000 Equity Incentive Plan, with such shares vesting in equal installments each quarter over a three (3) year period.

A meeting fee of $1,500 per day shall be paid to each director attending in person either a Board or Committee meeting. When there is more than one meeting on one day, the meeting fee shall be $1,500 per day regardless of the number of meetings actually held on such day.

A fee of $500 shall be paid for Committee and Board meetings held by telephone or other electronic communications, but in the event of multiple meetings in a single day, such fee will be paid for only one meeting. A fee of $500 shall be paid for each request for the Board or a Committee to act by written consent but in the event of multiple requests in a single day, such fee will be paid for only one such request.

Each director will be reimbursed for reasonable expenses associated with attending meetings in person. This will include hotel expenses, meal expenses and transportation expenses such as airfare and mileage if transportation is by vehicle. Driving expenses will be reimbursed at the federal and state government approved rates. The current rate is $0.41 per mile.